EXHIBIT 99.1

Flushing Financial Corporation Reports Fourth Quarter Core Diluted Earnings Per Common Share of $0.44, a 46.7% Increase From the Fourth Quarter of 2012, on Continued Improvement in Credit Quality

Full Year 2013

  Continued improvement in credit quality:
  Non-performing loans totaled $49.0 million at December 31, 2013, an improvement of $40.9 million, or 45.5%, from December 31, 2012, and are at their lowest level since December 31, 2008.
  Loans delinquent over 30 days improved to $89.1 million, a decrease of $73.7 million, or 45.3%, from December 31, 2012, and are at their lowest level since September 30, 2008.
  Classified loans improved to $73.4 million, a decrease of $49.9 million, or 40.5%, from December 31, 2012, and are at their lowest level since June 30, 2009.
  Sold 72 non-performing loans for proceeds totaling $33.4 million, with net charge-offs recorded at the time of sale totaling $4.7 million.
  Core diluted earnings per common share, a non-GAAP measure, were $1.32, an increase of $0.18, or 15.8%, from the year ended December 31, 2012.
  GAAP diluted earnings per common share were $1.26, an increase of $0.13, or 11.5%, from the year ended December 31, 2012.
  Loan originations were a record $836.0 million, an increase of $203.5 million, or 32.2%, from the year ended December 31, 2012.
  The provision for loan losses was $13.9 million, a decrease of $7.1 million, or 33.6%, from the year ended December 31, 2012.
  During the first quarter of 2013, we sold $68.5 million of mortgage-backed securities realizing a gain of $2.9 million, and prepaid $69.9 million of FHLB-NY advances scheduled to mature in 2014 incurring a prepayment penalty of $2.6 million.
  The net interest margin decreased 28 basis points to 3.37% from the year ended December 31, 2012.
  Net charge-offs for the year ended December 31, 2013 were 0.41% of average loans.
  Other-than-temporary impairment ("OTTI") charges totaled $1.4 million on four private issue collateralized mortgage obligations ("CMOs"). These securities were sold in the fourth quarter of 2013.
  Converted to a New York State-chartered full service commercial bank.

Fourth Quarter 2013

  Non-performing loans totaled $49.0 million at December 31, 2013, an improvement of $12.2 million, or 19.9%, from September 30, 2013.
  Core diluted earnings per common share, a non-GAAP measure, were $0.44, an increase of $0.10, or 29.4%, from the three months ended September 30, 2013 and an increase of $0.14, or 46.7%, from the three months ended December 31, 2012.
  GAAP diluted earnings per common share were $0.40, an increase of $0.08, or 25.0%, from the three months ended September 30, 2013 and an increase of $0.10, or 33.3%, from the three months ended December 31, 2012.
  The provision for loan losses was $1.0 million, a decrease of $2.4 million, or 70.9%, from the three months ended September 30, 2013 and a decrease of $4.0 million, or 80.0%, from the comparable prior year period.
  The net interest margin decreased four basis points to 3.34% from the three months ended September 30, 2013 and decreased 26 basis points from the comparable prior year period.
  Net charge-offs for the three months ended December 31, 2013 totaled $40,000.

LAKE SUCCESS, N.Y., Jan. 27, 2014 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three and twelve months ended December 31, 2013.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report another strong quarter of continued improvement in credit quality and increased earnings. Core diluted earnings per common share, a non-GAAP measure, were $0.44 for the fourth quarter of 2013, an increase of $0.10 from the third quarter of 2013 and an increase of $0.14 from the fourth quarter of 2012.

"The continued improvement in credit quality allowed us to reduce our provision for loan losses this quarter to $1.0 million, a decrease of $2.4 million from the third quarter of 2013 and a decrease of $4.0 million from the fourth quarter of 2012. This is the lowest quarterly provision since the second quarter of 2008. We continued to see reductions in delinquent loans, non-performing loans, and classified and criticized loans. Loans delinquent over 30 days decreased $25.3 million, or 22%, during the fourth quarter of 2013, and are at their lowest level since the third quarter of 2008. Loans delinquent over 90 days decreased $10.8 million, or 19%, during the fourth quarter, and are at their lowest level since the fourth quarter of 2008. Non-performing loans decreased by $12.2 million, or 20%, during the fourth quarter to $49.0 million, and are at their lowest level since the fourth quarter of 2008. Classified and criticized loans continued their improving trend that began over a year ago, which resulted in an 8% reduction in these categories in the fourth quarter of 2013, and a 63% reduction since their peak level at June 30, 2011. The total of classified loans plus other real estate owned as a percentage of regulatory capital plus the allowance for loan losses is now 15.9%.

"During the fourth quarter of 2013, we sold our largest non-performing loan for $5.0 million which was previously reported as Loans held for sale. During the fourth quarter we also sold an additional $5.6 million of non-performing loans, realizing $5.5 million upon sale, or 99% of book value. Additionally, in continuing our effort to reduce Substandard assets, during the fourth quarter we sold five OTTI CMOs for total proceeds of $18.3 million realizing a loss on sale of $1.7 million. In conjunction with this sale we also sold $22.8 million in corporate securities realizing a gain on sale of $1.5 million and sold a mortgage-backed security for $2.7 million realizing a gain on sale of $0.1 million.

"Net charge-offs for the fourth quarter of 2013 totaled $40,000, which is their lowest level since March 31, 2008. We continued our practice of obtaining updated appraisals and recording charge-offs based on these current values as opposed to adding to the allowance for loan losses. This process has ensured that we have kept pace with changing values in the real estate market. The average loan-to-value ratio for our non-performing loans, based upon current appraisals, was 46.2% at the end of the quarter.

"Net loans increased $37.1 million, or 1.1%, during the fourth quarter of 2013, as loan originations for the quarter totaled $200.8 million. Our loan pipeline at December 31, 2013 remained strong at $297.5 million. Our lending departments continue to emphasize full relationship banking with our borrowers. Originations continue to be focused on multi-family and commercial business loans, which represented 40% and 34%, respectively, of loan originations during the fourth quarter of 2013. Additionally, we generally obtain full banking relationships with these borrowers.

"Our net interest margin for the fourth quarter of 2013 was 3.34%, a decrease of four basis points from the third quarter of 2013. The decrease was primarily due to a five basis point decrease in the yield earned from interest-earning assets to 4.51% for the three months ended December 31, 2013, while our cost of funding remained unchanged from the third quarter of 2013 at 1.29%. The decline in the yield of interest-earning assets was primarily due to the current interest rate environment, where new loans and securities are added at rates well below our portfolio average yield, and higher yielding loans and securities are prepaid. We also continued to experience higher than average activity in loans refinancing during the fourth quarter of 2013, which further reduced the yield on our loan portfolio. The current quarter's yield was partially supported by additional interest collected on loans which were previously non-accrual and back payments were received. The three months ended December 31, 2013 included $0.9 million in additional interest compared to $0.3 million recorded during the three months ended September 30, 2013. Excluding this additional interest, the net interest margin would have decreased 10 basis points to 3.26% for the three months ended December 31, 2013 from 3.36% for the three months ended September 30, 2013.

"At December 31, 2013, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.48%, 14.59% and 15.63%, respectively. The Company is also subject to the same regulatory requirements. At December 31, 2013, the Company's capital ratios for Core, Tier 1 risk-based and Total risk-based capital ratios were 9.70% 14.93% and 15.97%, respectively.

"Banking regulators issued new proposed revisions to the capital regulations in July 2013, replacing the proposed capital regulations that were issued in June 2012. The regulators announced these capital regulations would be effective January 1, 2015 for bank holding companies and banks with less than $15 billion in total assets, such as our Company and Bank. Based on our preliminary assessment of these proposed regulations, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized."

Core earnings, a non-GAAP measure, which excludes the effects of net gains and losses from fair value adjustments, net gains and losses from the sale of securities, OTTI charges and penalties from the prepayment of long-term borrowings were $13.0 million for the three months ended December 31, 2013, an increase of $3.9 million, or 42.9%, from $9.1 million in the comparable prior year period. Core diluted earnings per common share, a non-GAAP measure, were $0.44 for the three months ended December 31, 2013, an increase of $0.14, or 46.7%, from the comparable prior year period.

Core earnings, a non-GAAP measure, for the twelve months ended December 31, 2013 were $39.7 million, an increase of $5.0 million, or 14.4%, from $34.7 million in the comparable prior year period. Core diluted earnings per common share, a non-GAAP measure, were $1.32 for the twelve months ended December 31, 2013, an increase of $0.18 per common share, or 15.8%, from $1.14 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Balance Sheet Restructuring

As previously announced, during the three months ended March 31, 2013, the Bank sold $68.5 million of mortgage-backed securities realizing a gain of $2.9 million, and prepaid $69.9 million of FHLB-NY advances scheduled to mature in 2014 incurring a prepayment penalty of $2.6 million. Based on market prepayment assumptions, the mortgage-backed securities sold were yielding 1.96%, while the advances prepaid were costing 3.21%. The mortgage-backed securities were replaced with securities yielding approximately 2.00% and were funded by a mixture of new FHLB-NY advances and deposits costing approximately 0.75%. This restructuring is expected to increase net interest income in future periods.

Loan Sales

During the twelve months ended December 31, 2013, the Bank continued to reduce the level of non-performing loans. The Bank sold 72 non-performing loans for proceeds totaling $33.4 million, with net charge-offs recorded at the time of sale totaling $4.7 million.

Earnings Summary - Three Months Ended December 31, 2013

Net income for the three months ended December 31, 2013 was $11.9 million, an increase of $2.7 million, or 29.9%, compared to $9.2 million for the three months ended December 31, 2012.  Diluted earnings per common share were $0.40 for the three months ended December 31, 2013, an increase of $0.10, or 33.3%, from $0.30 for the three months ended December 31, 2012.

Return on average equity was 11.1% for the three months ended December 31, 2013 compared to 8.4% for the three months ended December 31, 2012. Return on average assets was 1.0% for the three months ended December 31, 2013 compared to 0.8% for the three months ended December 31, 2012.

For the three months ended December 31, 2013, net interest income was $37.2 million, the same as that recorded for the three months ended December 31, 2012.  An increase in the average balance of interest-earning assets of $328.4 million to $4,460.2 million for the three months ended December 31, 2013 from $4,131.8 million for the comparable prior year period was offset by a 25 basis point decrease in the net interest spread to 3.22% for the three months ended December 31, 2013 from 3.47% for the comparable prior year period. The yield on interest-earning assets decreased 50 basis points to 4.51% for the three months ended December 31, 2013 from 5.01% for the three months ended December 31, 2012, while the cost of interest-bearing liabilities decreased 25 basis points to 1.29% for the three months ended December 31, 2013 from 1.54% for the comparable prior year period. The net interest margin decreased 26 basis points to 3.34% for the three months ended December 31, 2013 from 3.60% for the three months ended December 31, 2012. Excluding prepayment penalty income on loans, the net interest margin would have decreased 24 basis points to 3.23% for the three months ended December 31, 2013 from 3.47% for the three months ended December 31, 2012.

The 50 basis point decline in the yield of interest-earning assets was primarily due to a 44 basis point reduction in the yield of the loan portfolio to 5.10% for the three months ended December 31, 2013 from 5.54% for the three months ended December 31, 2012, combined with a 55 basis point decline in the yield on total securities to 2.81% for the three months ended December 31, 2013 from 3.36% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $117.1 million increase in the average balance of the lower yielding securities portfolio for the three months ended December 31, 2013. The 44 basis point decrease in the yield of the loan portfolio was primarily due to a decline in the rates earned on new loan originations and existing loans modified to lower rates. The 55 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio, excluding prepayment penalty income on loans, decreased 41 basis points to 5.11% for the three months ended December 31, 2013 from 5.52% for the three months ended December 31, 2012.

The 25 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a shifting of deposit concentrations, as higher costing certificates of deposits average balance decreased $167.5 million to $1,180.6 million, while lower costing core deposits average balance increased $272.5 million to $1,814.0 million for the three months ended December 31, 2013.  However, the impact of the above shift in deposit concentrations was partially offset by an increase of $191.6 million in the average balance of higher costing borrowed funds to $1,012.1 million for the three months ended December 31, 2013 from $820.5 million for the comparable prior year period. Additionally, the cost of borrowed funds decreased 56 basis points to 2.05% for the three months ended December 31, 2013 from 2.61% for the comparable prior year period. The 56 basis point decrease in the cost of borrowed funds was primarily due to maturing and new borrowings being replaced and obtained at lower rates, including through the balance sheet restructuring as discussed above under "Balance Sheet Restructuring." The cost of certificates of deposit, savings accounts and NOW accounts decreased 18 basis points, one basis point and six basis points, respectively, while the cost of money market accounts increased four basis points for the three months ended December 31, 2013 from the comparable prior year period. The effect of these rate changes resulted in a decrease in the cost of due to depositors of 22 basis points to 1.05% for the three months ended December 31, 2013 from 1.27% for the three months ended December 31, 2012.

The net interest margin for the three months ended December 31, 2013 was 3.34%, a decrease of four basis points from 3.38% for the three months ended September 30, 2013. The yield on interest-earning assets decreased five basis points during the three months ended December 31, 2013 to 4.51%, while the cost of interest-bearing liabilities was 1.29% for the three months ended December 31, 2013, the same as that recorded for the three months ended September 30, 2013.

Excluding prepayment penalty income on loans, the net interest margin decreased three basis points to 3.23% for the three months ended December 31, 2013 from 3.26% for the three months ended September 30, 2013.

A provision for loan losses of $1.0 million was recorded for the three months ended December 31, 2013, which was a decrease of $4.0 million, or 80.0%, from that recorded for the three months ended December 31, 2012. During the three months ended December 31, 2013, non-performing loans decreased $12.2 million to $49.0 million from $61.2 million at September 30, 2013. Net charge-offs for the three months ended December 31, 2013 totaled $40,000, or less than one basis point of average loans. The current loan-to-value ratio, based on updated appraisals or internal evaluations, for our non-performing loans collateralized by real estate was 46.2% at December 31, 2013. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, it was deemed necessary to record a $1.0 million provision for loan losses for the three months ended December 31, 2013.

Non-interest income for the three months ended December 31, 2013 was $1.1 million, a decrease of $1.5 million from $2.6 million for the three months ended December 31, 2012. The decrease in non-interest income was primarily due to a $2.1 million increase in net losses from fair value adjustments, partially offset by increases in loan fee income of $0.2 million and bank owned life insurance ("BOLI") of $0.1 million. Additionally, during the three months ended December 31, 2013, we sold five OTTI CMOs for total proceeds of $18.3 million realizing a loss on sale of $1.7 million. In conjunction with this sale, we also sold $22.8 million in corporate securities realizing a gain on sale of $1.5 million and sold a mortgage-backed security for $2.7 million realizing a gain on sale of $0.1 million.

Non-interest expense was $18.9 million for the three months ended December 31, 2013, a decrease of $0.9 million from $19.8 million for the three months ended December 31, 2012. The decrease was primarily due to decreases of $0.5 million in professional service expense primarily due to a decrease in legal expense, $0.2 million in FDIC insurance expense primarily due to a reduction in the assessment rate and$0.3 million in net losses on sale of OREO. These decreases were partially offset by a $0.2 million increase in salaries and benefits expense. The $0.2 million increase in salaries and benefits expense was primarily due to increased salaries expense of $0.4 million primarily due to annual salary increases and increased annual incentives of $1.1 million for exceeding corporate performance goals.  These increases were partially offset by $1.0 million decrease in split dollar BOLI expense due to an increase in the discount rate used to calculate the liability. The efficiency ratio was 47.0% for the three months ended December 31, 2013 compared to 49.2% for the three months ended December 31, 2012.

Earnings Summary - Twelve Months Ended December 31, 2013

Net income for the twelve months ended December 31, 2013 was $37.8 million, an increase of $3.4 million, or 10.0%, compared to $34.3 million for the twelve months ended December 31, 2012. Diluted earnings per common share were $1.26 for the twelve months ended December 31, 2013, an increase of $0.13, or 11.5%, from $1.13 for the twelve months ended December 31, 2012.

Return on average equity was 8.7% for the twelve months ended December 31, 2013 compared to 8.0% for the twelve months ended December 31, 2012. Return on average assets was 0.8% for both of the twelve months ended December 31, 2013 and 2012.

For the twelve months ended December 31, 2013, net interest income was $145.7 million, a decrease of $4.8 million, or 3.2%, from $150.4 million for the twelve months ended December 31, 2012. The decrease in net interest income was partially attributable to the $2.6 million prepayment penalty recorded on borrowings during the twelve months ended December 31, 2013 from a balance sheet restructuring as discussed above under "Balance Sheet Restructuring".

Excluding the $2.6 million prepayment penalty recorded on borrowings, net interest income would have been $148.2 million, a decrease of $2.2 million, or 1.5%, from $150.4 million for the twelve months ended December 31, 2012. This decrease in net interest income was primarily attributable to an 18 basis point decrease in the net-interest spread to 3.32% for the twelve months ended December 31, 2013 from 3.50% for the twelve months ended December 31, 2012, partially offset by an increase of $189.7 million in the average balance of interest-earning assets to $4,316.8 million for the twelve months ended December 31, 2013 from $4,127.0 million for the comparable prior year period. The yield on interest-earning assets decreased 53 basis points to 4.65% for the twelve months ended December 31, 2013 from 5.18% for the twelve months ended December 31, 2012, while the cost of interest-bearing liabilities decreased 35 basis points to 1.33% for the twelve months ended December 31, 2013 from 1.68% for the comparable prior year period. The net interest margin decreased 22 basis points to 3.43% for the twelve months ended December 31, 2013 from 3.65% for the twelve months ended December 31, 2012.

Excluding the $2.6 million prepayment penalty recorded on borrowings and prepayment penalty income on loans and securities, the net interest margin would have decreased 21 basis points to 3.32% for the twelve months ended December 31, 2013 from 3.53% for the twelve months ended December 31, 2012.

The 53 basis point decline in the yield of interest-earning assets was primarily due to a 43 basis point reduction in the yield of the loan portfolio to 5.26% for the twelve months ended December 31, 2013 from 5.69% for the twelve months ended December 31, 2012, combined with a 71 basis point decline in the yield on total securities to 2.87% for the twelve months ended December 31, 2013 from 3.58% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $117.0 million increase in the average balance of the lower yielding securities portfolio for the twelve months ended December 31, 2013. The 43 basis point decrease in the yield of the loan portfolio was primarily due to a decline in the rates earned on new loan originations and existing loans modified to lower rates. The 71 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 39 basis points to 5.41% for the twelve months ended December 31, 2013 from 5.80% for the twelve months ended December 31, 2012. The yield on the mortgage loan portfolio, excluding prepayment penalty income on loans, decreased 42 basis points to 5.24% for the twelve months ended December 31, 2013 from 5.66% for the twelve months ended December 31, 2012.

Excluding the $2.6 million prepayment penalty recorded on borrowings, the 35 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a shifting of deposit concentrations, as higher costing certificates of deposits average balance decreased $257.5 million to $1,185.7 million, while lower costing core deposits average balance increased $228.8 million to $1,746.9 million for the twelve months ended December 31, 2013. However, the impact of the above shift in deposit concentrations was partially offset by an increase of $185.6 million in the average balance of higher costing borrowed funds to $953.2 million for the twelve months ended December 31, 2013 from $767.6 million for the comparable prior year period.  Additionally, the cost of borrowed funds decreased 86 basis points to 2.12% for the twelve months ended December 31, 2013 from 2.98% for the comparable prior year period. The 86 basis point decrease in the cost of borrowed funds was primarily due to maturing and new borrowings being replaced and obtained at lower rates, including through the balance sheet restructuring as discussed above under "Balance Sheet Restructuring." The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 23 basis points, seven basis points, three basis points and nine basis points, respectively, for the twelve months ended December 31, 2013 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 27 basis points to 1.09% for the twelve months ended December 31, 2013 from 1.36% for the twelve months ended December 31, 2012.

A provision for loan losses of $13.9 million was recorded for the twelve months ended December 31, 2013, which was a decrease of $7.1 million from $21.0 million recorded in the twelve months ended December 31, 2012. During the twelve months ended December 31, 2013, non-performing loans decreased $40.9 million to $49.0 million from $89.8 million at December 31, 2012. Net charge-offs for the twelve months ended December 31, 2013 totaled $13.3 million, or 41 basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 46.2% at December 31, 2013. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, it was deemed necessary to record a $13.9 million provision for loan losses for the twelve months ended December 31, 2013.

Non-interest income for the twelve months ended December 31, 2013 was $9.6 million, an increase of $0.5 million, or 5.4%, from $9.1 million for the twelve months ended December 31, 2012. The increase in non-interest income was primarily due to the $2.9 million gain from the sale of mortgage-backed securities during the twelve months ended December 31, 2013 as part of a balance sheet restructuring as discussed above under "Balance Sheet Restructuring." Non-interest income also improved due to a $0.6 million increase in BOLI income. These increases were partially offset by a $2.6 million increase in net losses from fair value adjustments and a $0.6 million increase in OTTI charges recorded on four private issue CMOs during the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012. Additionally, during the twelve months ended December 31, 2013, we sold five OTTI CMOs for total proceeds of $18.3 million realizing a loss on sale of $1.7 million. In conjunction with this sale, we also sold $22.8 million in corporate securities realizing a gain on sale of $1.5 million and sold a mortgage-backed security for $2.7 million realizing a gain on sale of $0.1 million.

Non-interest expense was $80.6 million for the twelve months ended December 31, 2013, a decrease of $1.8 million, or 2.1%, from $82.3 million for the twelve months ended December 31, 2012. The decrease was primarily due to decreases of $1.0 million in FDIC insurance expense primarily due to a reduction in the assessment rate, $0.7 million in OREO/foreclosure expense primarily due to a reduction in non-performing assets, $0.8 million in net losses on sales of OREO and $0.9 million in professional services primarily due to decreased legal expense. These decreases were partially offset by a $1.9 million increase in salaries and benefits expense primarily due to annual salary increases and increased annual incentives for exceeding corporate performance goals, partially offset by decrease in BOLI life insurance liability primarily due to an increase in the discount rate used to calculate the liability. The efficiency ratio was 50.6% and 50.7% for the twelve months ended December 31, 2013 and 2012, respectively.

Balance Sheet Summary – At December 31, 2013

Total assets at December 31, 2013 were $4,721.5 million, an increase of $270.1 million, or 6.1%, from $4,451.4 million at December 31, 2012. Total loans, net increased $199.4 million during the twelve months ended December 31, 2013 to $3,402.4 million from $3,203.0 million at December 31, 2012. Loan originations and purchases were $836.0 million for the twelve months ended December 31, 2013, an increase of $203.5 million from $632.5 million for the twelve months ended December 31, 2012. During the twelve months ended December 31, 2013, we continued to focus on the origination of multi-family properties and business loans with a full relationship. Loan applications in process have continued to remain strong, totaling $297.5 million at December 31, 2013 compared to $211.4 million at December 31, 2012.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $0.5 million and $3.5 million for the twelve months ended December 31, 2013 and 2012, respectively. No loans were purchased during the three months ended December 31, 2013 and 2012.

	For the three months		For the twelve months
	ended December 31,		ended December 31,
(In thousands)	2013	2012	2013	2012
Multi-family residential	$ 79,514	$ 106,611	$ 382,041	$ 317,663
Commercial real estate	16,642	10,033	69,420	31,789
One-to-four family – mixed-use property	18,445	2,006	40,898	15,961
One-to-four family – residential	6,619	6,409	27,495	24,485
Co-operative apartments	167	84	4,966	1,810
Construction	1,138	153	3,089	806
Small Business Administration	133	16	603	529
Taxi Medallion	9,737	--	9,737	3,464
Commercial business and other	68,380	73,962	297,745	236,015
Total	$ 200,775	$ 199,274	$ 835,994	$ 632,522

The Bank maintains conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the three months ended December 31, 2013 had an average loan-to-value ratio of 35.2% and an average debt coverage ratio of 272%.

Non-accrual loans and charge-offs for impaired loans have declined, however they remain at elevated levels primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2013	2013	2012
Accrual Status:
Multi-family residential	$ 3,087	$ 2,812	$ 2,348
Commercial real estate	2,407	3,786	3,263
One-to-four family - mixed-use property	2,297	2,307	2,338
One-to-four family - residential	364	367	374
Construction	442	1,612	3,500
Commercial business and other	4,406	4,368	3,849
Total	13,003	15,252	15,672

Non-accrual status:
Commercial real estate	--	3,552	3,872
One-to-four family - mixed-use property	383	385	--
Total	383	3,937	3,872
Total performing troubled debt restructured	$ 13,386	$ 19,189	$ 19,544

During the twelve months ended December 31, 2013, seven loans totaling $2.5 million were restructured and classified as TDR, while $8.7 million in repayments on our TDR portfolio was received.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2013	2013	2012
Loans 90 days or more past due and still accruing:
Multi-family residential	$ 52	$ 479	$ --
Commercial real estate	--	298	--
One-to-four family - residential	15	15	--
Commercial business and other	539	502	644
Total	606	1,294	644

Non-accrual loans:
Multi-family residential	13,682	18,445	16,486
Commercial real estate	9,962	10,653	15,640
One-to-four family - mixed-use property	9,063	9,854	18,280
One-to-four family - residential	13,250	13,229	13,726
Co-operative apartments	57	160	234
Construction	--	4,962	7,695
Small business administration	--	--	283
Commercial business and other	2,348	2,564	16,860
Total	48,362	59,867	89,204
Total non-performing loans	48,968	61,161	89,848

Other non-performing assets:
Real estate acquired through foreclosure	2,985	3,503	5,278
Investment securities	1,871	3,831	3,332
Total	4,856	7,334	8,610
Total non-performing assets	$ 53,824	$ 68,495	$ 98,458

Included in non-accrual loans was one loan totaling $2.3 million, three loans totaling $7.3 million and seven loans totaling $11.1 million which were restructured as TDR which were not performing in accordance with their restructured terms at December 31, 2013, September 30, 2013 and December 31, 2012, respectively.

Hurricane Sandy caused significant damage to numerous homes and businesses throughout the New York Metropolitan area. In working with its borrowers and depositors affected by this hurricane, the Bank had entered into payment agreements on 30 loans totaling $18.9 million. These agreements originally provided for partial payment deferrals, generally for 90 days, but some agreements provide for longer deferral periods. These agreements were intended to provide the borrowers the opportunity to fully assess any damage to the properties, apply for and receive insurance proceeds, and repair damages to the properties. At December 31, 2013, 14 loans totaling $7.5 million remain under these agreements, of which eight loans totaling $5.6 million are considered non-performing and we have placed them on non-accrual status until they reestablish a payment history and bring the loans current. Four of the remaining loans, which are current under their repayment plans, have had their agreements extended into 2014 to give the borrowers additional time to recover. Two loans are delinquent under their repayment plans. Each borrower was required, commencing at the end of the deferral period, to make their regularly scheduled loan payments plus a portion of the deferred amounts. As of December 31, 2013, the Bank has not incurred, and does not expect to incur, any losses related to these agreements.

The Bank's non-performing assets totaled $53.8 million at December 31, 2013, a decrease of $14.7 million from $68.5 million at September 30, 2013 and a decrease of $44.6 million from $98.5 million at December 31, 2012. Total non-performing assets as a percentage of total assets were 1.14% at December 31, 2013, 1.45% at September 30, 2013 and 2.21% at December 31, 2012. The ratio of allowance for loan losses to total non-performing loans was 64.9% at December 31, 2013, 50.4% at September 30, 2013 and 34.6% at December 31, 2012.

During the three months ended December 31, 2013, 27 loans totaling $7.7 million were added to non-accrual loans, 12 loans totaling $2.9 million were returned to performing status, 12 loans totaling $5.1 million were paid in full, 12 loans totaling $9.7 million were sold, six loans totaling $0.7 million were transferred to other real estate owned and charge-offs of $0.5 million were recorded on non-performing loans that were non-performing at the beginning of the fourth quarter of 2013.

Non-performing investment securities include one pooled trust preferred security for which we are not receiving payments. At December 31, 2013, this investment security had an amortized cost and market value of $4.7 million and $1.9 million, respectively. During the three months ended December 31, 2013, one pooled trust preferred security returned to performing status as the security resumed making scheduled interest payments and is projected to continue to make interest payments.

Performing loans delinquent 60 to 89 days were $4.7 million at December 31, 2013, a decrease of $5.1 million from $9.8 million at September 30, 2013 and a decrease of $9.0 million from $13.7 million at December 31, 2012.  Performing loans delinquent 30 to 59 days were $37.4 million at December 31, 2013, a decrease of $9.4 million from $46.8 million at September 30, 2013 and a decrease of $23.7 million from $61.1 million at December 31, 2012.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands)	2013	2012	2013	2012
Multi-family residential	$ (260)	$ 709	$ 3,044	$ 5,872
Commercial real estate	115	287	727	2,439
One-to-four family – mixed-use property	329	864	3,940	3,928
One-to-four family – residential	(149)	487	429	1,554
Co-operative apartments	34	--	104	62
Construction	--	2,091	2,678	4,591
Small Business Administration	21	(28)	370	237
Commercial business and other	(50)	173	1,971	1,557
Total net loan charge-offs	$ 40	$ 4,583	$ 13,263	$ 20,240

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the twelve months ended December 31, 2013, we sold 72 delinquent loans and received net proceeds of $33.4 million, resulting in $4.7 million in net charge-offs, and sold one performing loan and received net proceeds of $2.4 million, resulting in a gain on sale of $0.2 million.

During the twelve months ended December 31, 2013, mortgage-backed securities increased $36.0 million, or 5.0%, to $756.2 million from $720.1 million at December 31, 2012. The increase in mortgage-backed securities during the twelve months ended December 31, 2013 was primarily due to purchases of $357.0 million, partially offset by a $42.1 million decrease in the fair value of mortgage-backed securities and sales and repayments of $126.8 million and $146.9 million, respectively. During the twelve months ended December 31, 2013, other securities increased $32.2 million, or 14.0%, to $261.6 million from $229.5 million at December 31, 2012. The increase in other securities during the twelve months ended December 31, 2013 was primarily due to purchases of $101.6 million, partially offset by $30.5 million in calls and sales of $28.6 million. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds and corporate bonds.

Total liabilities were $4,289.0 million at December 31, 2013, an increase of $279.9 million, or 7.0%, from $4,009.1 million at December 31, 2012. During the twelve months ended December 31, 2013, due to depositors increased $217.3 million, or 7.3%, to $3,200.0 million as a result of a $349.6 million increase in core deposits partially offset by a $132.3 million decrease in certificates of deposit. Borrowed funds increased $63.7 million during the twelve months ended December 31, 2013. The increase in borrowed funds was primarily due to a net increase of $159.4 million in long-term borrowings partially offset by a $102.5 million net decrease in short-term borrowings.

Total stockholders' equity decreased $9.8 million, or 2.2%, to $432.5 million at December 31, 2013 from $442.4 million at December 31, 2012. Stockholders' equity decreased primarily due to a decrease in comprehensive income of $23.5 million primarily due to a decline in the market value of the securities portfolio, the purchase of 836,092 shares of treasury stock at a cost of $13.2 million and the declaration and payment of a dividend of $0.52 per common share totaling $15.6 million, partially offset by net income of $37.8 million and $1.4 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. In addition, the exercise of stock options increased stockholders' equity by $0.4 million, including the income tax benefit realized. Book value per common share was $14.36 at December 31, 2013 compared to $14.39 at December 31, 2012. Tangible book value per common share, a non-GAAP measure, was $13.84 at December 31, 2013 compared to $13.87 at December 31, 2012.

During the twelve months ended December 31, 2013, the Company repurchased 836,092 shares of the Company's common stock at an average cost of $15.73 per share. At December 31, 2013, 549,870 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back the net loss from fair value adjustments, net loss from sale of securities, OTTI charges and the penalty incurred from the prepayment of borrowings and by subtracting the net gain from fair value adjustments and the net gain on sale of securities.

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2013	2012	2013	2013	2012

GAAP income before income taxes	$ 18,406	$ 14,982	$ 15,445	$ 60,708	$ 56,178
Net loss (gain) from fair value adjustments	1,900	(240)	190	2,521	(55)
Other-than-temporary impairment charges	--	--	916	1,419	776
Net (gain) loss on sale of securities	(49)	49	(96)	(3,021)	(47)
Penalty from prepayment of borrowings	--	--	--	2,579	--

Core income before taxes	20,257	14,791	16,455	64,206	56,852
Provision for income taxes for core income	7,267	5,699	6,466	24,486	22,142
Core net income	$ 12,990	$ 9,092	$ 9,989	$ 39,720	$ 34,710
GAAP diluted earnings per common share	$ 0.40	$ 0.30	$ 0.32	$ 1.26	$ 1.13
Net loss (gain) from fair value adjustments, net of tax	0.04	--	--	0.05	--
Other-than-temporary impairment charges, net of tax	--	--	0.02	0.03	0.01
Net (gain) loss on sale of securities, net of tax	--	--	--	(0.06)	--
Penalty from prepayment of borrowings, net of tax	--	--	--	0.05	--

Core diluted earnings per common share*	$ 0.44	$ 0.30	$ 0.34	$ 1.32	$ 1.14

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses, the net loss from fair value adjustments, net loss from sale of securities, OTTI charges and the penalty incurred from the prepayment of borrowings; and by subtracting the net gain from fair value adjustments and the net gain on sale of securities.

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2013	2012	2013	2013	2012

GAAP income before income taxes	$ 18,406	$ 14,982	$ 15,445	$ 60,708	$ 56,178

Provision for loan losses	1,000	5,000	3,435	13,935	21,000
Net loss (gain) from fair value adjustments	1,900	(240)	190	2,521	(55)
Other-than-temporary impairment charges	--	--	916	1,419	776
Net (gain) loss on sale of securities	(49)	49	(96)	(3,021)	(47)
Penalty from prepayment of borrowings	--	--	--	2,579	--

Core net income before the provision for loan losses and income taxes	$ 21,257	$ 19,791	$ 19,890	$ 78,141	$ 77,852

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$ 33,485	$ 40,425
Securities available for sale:
Mortgage-backed securities	756,156	720,113
Other securities	261,634	229,453
Loans held for sale	425	5,313
Loans:
Multi-family residential	1,712,039	1,534,438
Commercial real estate	512,552	515,438
One-to-four family ― mixed-use property	595,751	637,353
One-to-four family ― residential	193,726	198,968
Co-operative apartments	10,137	6,303
Construction	4,247	14,381
Small Business Administration	7,792	9,496
Taxi medallion	13,123	9,922
Commercial business and other	373,641	295,076
Net unamortized premiums and unearned loan fees	11,170	12,746
Allowance for loan losses	(31,776)	(31,104)
Net loans	3,402,402	3,203,017
Interest and dividends receivable	17,370	17,917
Bank premises and equipment, net	20,356	22,500
Federal Home Loan Bank of New York stock	46,025	42,337
Bank owned life insurance	109,606	106,244
Goodwill	16,127	16,127
Core deposit intangible	--	468
Other assets	57,915	47,502
Total assets	$ 4,721,501	$ 4,451,416

LIABILITIES
Due to depositors:
Non-interest bearing	$ 197,343	$ 155,789
Interest-bearing:
Certificate of deposit accounts	1,120,955	1,253,229
Savings accounts	265,003	288,398
Money market accounts	199,907	148,618
NOW accounts	1,416,774	1,136,599
Total interest-bearing deposits	3,002,639	2,826,844
Mortgagors' escrow deposits	32,798	32,560
Borrowed funds	1,012,122	948,405
Other liabilities	44,067	45,453
Total liabilities	4,288,969	4,009,051

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at December 31, 2013 and December 31, 2012; 30,123,252 shares and 30,743,329 shares outstanding at December 31, 2013 and December 31, 2012, respectively)	315	315
Additional paid-in capital	201,902	198,314
Treasury stock (1,407,343 shares and 787,266 shares at December 31, 2013 and December 31, 2012, respectively)	(22,053)	(10,257)
Retained earnings	263,743	241,856
Accumulated other comprehensive (loss) income, net of taxes	(11,375)	12,137
Total stockholders' equity	432,532	442,365
Total liabilities and stockholders' equity	$ 4,721,501	$ 4,451,416

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2013	2012	2013	2012

Interest and dividend income
Interest and fees on loans	$ 42,968	$ 43,946	$ 171,309	$ 181,486
Interest and dividends on securities:
Interest	7,047	7,510	28,310	31,306
Dividends	254	252	828	855
Other interest income	25	14	79	67
Total interest and dividend income	50,294	51,722	200,526	213,714
Interest expense
Deposits	7,877	9,150	32,037	40,382
Other interest expense	5,181	5,348	22,826	22,893
Total interest expense	13,058	14,498	54,863	63,275
Net interest income	37,236	37,224	145,663	150,439
Provision for loan losses	1,000	5,000	13,935	21,000
Net interest income after provision for loan losses	36,236	32,224	131,728	129,439
Non-interest income
Other-than-temporary impairment ("OTTI") charge	--	--	(2,508)	(3,138)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	--	--	1,089	2,362
Net OTTI charge recognized in earnings	--	--	(1,419)	(776)
Loan fee income	693	473	2,047	2,304
Banking services fee income	382	428	1,640	1,703
Net gain (loss) on sale of securities	49	(49)	3,021	47
Net gain (loss) on sale of loans	32	(69)	176	22
Net gain (loss) from fair value adjustments	(1,900)	240	(2,521)	55
Federal Home Loan Bank of New York stock dividends	449	394	1,663	1,507
Bank owned life insurance	844	702	3,363	2,790
Other income	515	447	1,586	1,413
Total non-interest income	1,064	2,566	9,556	9,065
Non-interest expense
Salaries and employee benefits	10,487	10,280	44,397	42,503
Occupancy and equipment	1,969	1,940	7,646	7,807
Professional services	830	1,287	5,210	6,108
FDIC deposit insurance	771	1,018	3,206	4,186
Data processing	1,054	1,058	4,238	4,101
Depreciation and amortization	715	778	2,953	3,207
Other real estate owned/foreclosure expense	763	770	2,292	2,964
Other operating expenses	2,305	2,677	10,634	11,450
Total non-interest expense	18,894	19,808	80,576	82,326
Income before income taxes	18,406	14,982	60,708	56,178
Provision for income taxes
Federal	4,627	4,337	17,344	16,740
State and local	1,831	1,445	5,612	5,107
Total taxes	6,458	5,782	22,956	21,847
Net income	$ 11,948	$ 9,200	$ 37,752	$ 34,331
Basic earnings per common share	$ 0.40	$ 0.30	$ 1.26	$ 1.13
Diluted earnings per common share	$ 0.40	$ 0.30	$ 1.26	$ 1.13
Dividends per common share	$ 0.13	$ 0.13	$ 0.52	$ 0.52

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	At or for the three months		At or for the twelve months
	ended December 31,		ended December 31,
	2013	2012	2013	2012
Per Share Data
Basic earnings per share	$ 0.40	$ 0.30	$ 1.26	$ 1.13
Diluted earnings per share	$ 0.40	$ 0.30	$ 1.26	$ 1.13
Average number of shares outstanding for:
Basic earnings per common share computation	29,762,257	30,309,640	30,047,099	30,402,403
Diluted earnings per common share computation	29,802,234	30,339,549	30,073,388	30,432,949
Book value per common share (1)	$14.36	$14.39	$14.36	$14.39
Tangible book value per common share (2)	$13.84	$13.87	$13.84	$13.87

Average Balances
Total loans, net	$ 3,369,245	$ 3,175,002	$ 3,258,662	$ 3,187,004
Total interest-earning assets	4,460,206	4,131,771	4,316,786	4,127,046
Total assets	4,714,876	4,384,474	4,576,124	4,370,781
Total due to depositors	2,994,656	2,889,600	2,932,559	2,961,223
Total interest-bearing liabilities	4,053,155	3,754,470	3,931,964	3,770,834
Stockholders' equity	429,216	440,211	432,410	429,472
Performance Ratios (3)
Return on average assets	1.01%	0.84%	0.82%	0.79%
Return on average equity	11.13	8.36	8.73	7.99
Yield on average interest-earning assets	4.51	5.01	4.65	5.18
Cost of average interest-bearing liabilities	1.29	1.54	1.40	1.68
Interest rate spread during period	3.22	3.47	3.25	3.50
Net interest margin	3.34	3.60	3.37	3.65
Non-interest expense to average assets	1.60	1.81	1.76	1.88
Efficiency ratio (4)	46.96	49.22	50.64	50.73
Average interest-earning assets to average interest-bearing liabilities	1.10 X	1.10 X	1.10 X	1.09 X

(1) Calculated by dividing common stockholders' equity of $432.5 million and $442.4 million at December 31, 2013 and 2012, respectively, by 30,123,252 and 30,743,329 shares outstanding at December 31, 2013 and 2012, respectively.
(2) Calculated by dividing tangible common stockholders' equity, a non-GAAP measure, of $416.8 million and $426.4 million at December 31, 2013 and 2012, respectively, by 30,123,252 and 30,743,329 shares outstanding at December 31, 2013 and 2012, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three months ended December 31, 2013 and 2012 are presented on an annualized basis.
(4) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the year	At or for the year
	ended	ended
	December 31, 2013	December 31, 2012

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation): (1)
Core capital	9.70%	n/a %
Tier 1 risk-based capital	14.93	n/a
Total risk-based capital	15.97	n/a

Regulatory capital ratios (for Flushing Bank only):
Core capital (well capitalized = 5%)	9.48%	9.62%
Tier 1 risk-based capital (well capitalized = 6%)	14.59	14.38
Total risk-based capital (well capitalized = 10%)	15.63	15.43

Capital ratios:
Average equity to average assets	9.45%	9.83%
Equity to total assets	9.16	9.94
Tangible common equity to tangible assets	8.86	9.61

Asset quality:
Non-accrual loans	$ 48,362	$ 89,204
Non-performing loans	48,968	89,848
Non-performing assets	53,824	98,458
Net charge-offs	13,263	20,240

Asset quality ratios:
Non-performing loans to gross loans	1.43%	2.79%
Non-performing assets to total assets	1.14	2.21
Allowance for loan losses to gross loans	0.93	0.97
Allowance for loan losses to non-performing assets	59.04	31.59
Allowance for loan losses to non-performing loans	64.89	34.62

Full-service customer facilities	17	17

1. Flushing Financial Corporation became subject to regulatory capital requirements on March 1, 2013, when it converted to a bank holding company from a savings and loan holding company.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended December 31,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,999,404	39,499	5.27%	$ 2,866,678	40,809	5.69%
Other loans, net (1)	369,841	3,469	3.75	308,324	3,137	4.07
Total loans, net	3,369,245	42,968	5.10	3,175,002	43,946	5.54
Mortgage-backed securities	765,393	5,523	2.89	690,812	6,114	3.54
Other securities	274,848	1,778	2.59	232,351	1,648	2.84
Total securities	1,040,241	7,301	2.81	923,163	7,762	3.36
Interest-earning deposits and federal funds sold	50,720	25	0.20	33,606	14	0.17
Total interest-earning assets	4,460,206	50,294	4.51	4,131,771	51,722	5.01
Other assets	254,670			252,703
Total assets	$ 4,714,876			$ 4,384,474

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 266,895	126	0.19	$ 292,560	143	0.20
NOW accounts	1,345,131	1,733	0.52	1,094,430	1,590	0.58
Money market accounts	202,001	97	0.19	154,489	59	0.15
Certificate of deposit accounts	1,180,629	5,910	2.00	1,348,121	7,349	2.18
Total due to depositors	2,994,656	7,866	1.05	2,889,600	9,141	1.27
Mortgagors' escrow accounts	46,352	11	0.09	44,337	9	0.08
Total deposits	3,041,008	7,877	1.04	2,933,937	9,150	1.25
Borrowed funds	1,012,147	5,181	2.05	820,533	5,348	2.61
Total interest-bearing liabilities	4,053,155	13,058	1.29	3,754,470	14,498	1.54
Non interest-bearing deposits	188,354			149,814
Other liabilities	44,151			39,979
Total liabilities	4,285,660			3,944,263
Equity	429,216			440,211
Total liabilities and equity	$ 4,714,876			$ 4,384,474

Net interest income / net interest rate spread		$ 37,236	3.22%		$ 37,224	3.47%

Net interest-earning assets / net interest margin	$ 407,051		3.34%	$ 377,301		3.60%

Ratio of interest-earning assets to interest-bearing liabilities			1.10 X			1.10 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.9 million and $1.0 million for the three months ended December 31, 2013 and 2012, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the twelve months ended December 31,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,928,694	158,420	5.41%	$ 2,893,271	167,920	5.80%
Other loans, net (1)	329,968	12,889	3.91	293,733	13,566	4.62
Total loans, net	3,258,662	171,309	5.26	3,187,004	181,486	5.69
Mortgage-backed securities	764,290	22,844	2.99	700,945	26,766	3.82
Other securities	251,380	6,294	2.50	197,775	5,395	2.73
Total securities	1,015,670	29,138	2.87	898,720	32,161	3.58
Interest-earning deposits and federal funds sold	42,454	79	0.19	41,322	67	0.16
Total interest-earning assets	4,316,786	200,526	4.65	4,127,046	213,714	5.18
Other assets	259,338			243,735
Total assets	$ 4,576,124			$ 4,370,781

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 274,791	515	0.19	$ 317,095	689	0.22
NOW accounts	1,291,861	6,777	0.52	1,025,116	6,275	0.61
Money market accounts	180,211	294	0.16	175,817	399	0.23
Certificate of deposit accounts	1,185,696	24,414	2.06	1,443,195	32,983	2.29
Total due to depositors	2,932,559	32,000	1.09	2,961,223	40,346	1.36
Mortgagors' escrow accounts	46,217	37	0.08	41,973	36	0.09
Total deposits	2,978,776	32,037	1.08	3,003,196	40,382	1.34
Borrowed funds	953,188	22,826	2.39	767,638	22,893	2.98
Total interest-bearing liabilities	3,931,964	54,863	1.40	3,770,834	63,275	1.68
Non interest-bearing deposits	169,190			134,166
Other liabilities	42,560			36,309
Total liabilities	4,143,714			3,941,309
Equity	432,410			429,472
Total liabilities and equity	$ 4,576,124			$ 4,370,781

Net interest income / net interest rate spread		$ 145,663	3.25%		$ 150,439	3.50%

Net interest-earning assets / net interest margin	$ 384,822		3.37%	$ 356,212		3.65%

Ratio of interest-earning assets to interest-bearing liabilities			1.10 X			1.09 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $3.6 million and $3.2 million for the twelve months ended December 31, 2013 and 2012, respectively.
CONTACT: David W. Fry
         Executive Vice President, Treasurer
         and Chief Financial Office
         Flushing Financial Corporation
         (718) 961-5400